Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron Rents, Inc. Promotes
Robert C. Loudermilk, Jr. to
Chief Executive Officer;
R. Charles Loudermilk, Sr. to Remain as Chairman

ATLANTA, June 16, 2008 - The Board of Directors of Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced that Robert C. Loudermilk, Jr. has been elected President and Chief Executive Officer of Aaron Rents, Inc. He previously was President and Chief Operating Officer. Mr. Loudermilk, Jr. will succeed R. Charles Loudermilk, Sr. who will continue as Chairman of the Company.

“I am very pleased that Robin is ready to take over my responsibilities as Chief Executive Officer,” said Mr. Loudermilk, Sr. “His long tenure in various positions with Aaron Rents has prepared him well to lead the organization in the upcoming years.”

“Although I will be reducing my day-to-day responsibilities, I will be actively involved assisting Robin in setting strategy and in other areas as needed,” Mr. Loudermilk, Sr. continued. “Aaron Rents has been a major part of my life since I founded the Company 53 years ago, and I plan to assist Robin and the fine Aaron’s team in further growing the business and increasing value to our shareholders.”

Mr. Loudermilk, Jr., 49, joined Aaron Rents in 1985 as an Assistant Store Manager and has served in various leadership positions through the years. He has been a Director of the Company since 1983 and has been President and Chief Operating Officer since 1997. He is a graduate of the University of Alabama with a Bachelor of Business Administration degree.

“I am very honored and excited to assume my new role,” said Mr. Loudermilk, Jr. “This fulfills a goal of mine. I have grown up in the business and have had an outstanding mentor. I look forward to working in the future with him and the rest of Aaron Rents’ very strong, capable, and experienced management team.”

Aaron Rents, Inc., based in Atlanta, currently has more than 1,565 Company- operated and franchised stores in 48 states and Canada. The Company’s MacTavish Furniture Industries division manufactured $73 million at cost in 2007 of furniture, bedding and accessories at 12 facilities in five states. The entire production of MacTavish is for shipment to Aaron Rents stores.

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